UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 22, 2005

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Suite 400 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Credit Facility

On December 22, 2005, Rainmaker Systems, Inc. executed a further amendment to its secured revolving line of credit (the “Revolving Credit Facility”) with the company’s lender Bridge Bank. The amendment increased the maximum principal amount of credit available to the company under the Revolving Credit Facility from $2,000,000 to $4,000,000. The amended Revolving Credit Facility includes a $1,000,000 standby letter of credit facility from Bridge Bank.

The amended Revolving Credit Facility matures on December 10, 2006, and bears interest at a variable rate per annum equal to the prime rate, initially set at 7.25% per annum. The amended Revolving Credit Facility is secured by substantially all of Rainmaker’s assets including intellectual property. Rainmaker must comply with certain financial covenants, including maintaining a minimum quick ratio and maintaining unrestricted cash of $3,000,000 with Bridge Bank, and, beginning September 30, 2006, maintaining a minimum net income and minimum debt service coverage ratio.

The amended Revolving Credit Facility contains customary covenants that will, subject to limited exceptions, limit Rainmaker’s ability to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The amended Revolving Credit Facility provides for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the amended Revolving Credit Facility.

As of December 29, 2005, Rainmaker has borrowed $2,000,000 from Bridge Bank under the amended Revolving Credit Facility. The three letters of credit in the aggregate amount of $925,000 issued by Bridge Bank and its affiliate under the amended Revolving Credit Facility are undrawn.

Item 9.01 Financial Statements and Exhibits.

(a)     Exhibits

10.1	Business Loan Agreement (Asset Based) and Change in Terms Agreement, each dated as of December 16, 2005 between RAINMAKER SYSTEMS, INC. and BRIDGE BANK, N.A.

2

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

December 29, 2005 Date		/s/ STEVE VALENZUELA
(Signature)

	By:	STEVE VALENZUELA
	Title:	Chief Financial Officer

3